UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 26, 2015

Premier, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-36092	35-2477140
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

13034 Ballantyne Corporate Place

Charlotte, NC 28277

(Address of Principal Executive Offices) (Zip Code)

(704) 357-0022

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 26, 2015, Lloyd H. Dean informed the Company that he was resigning from the Company’s Board of Directors. Mr. Dean’s resignation will be effective July 15, 2015. Mr. Dean indicated that he was resigning due to his desire to focus on other professional and personal pursuits. Mr. Dean’s resignation was not the result of any disagreement with the Company’s management or Board of Directors. Mr. Dean is a member of the Compensation Committee of the Board of Directors. Effective as of July 15, 2015, Mr. Dean will no longer be a member of the Board or any of its committees. Mr. Dean is the President and Chief Executive Officer of Dignity Health, one of our member owners.

On May 29, 2015, Tomi S. Ryba informed the Company that she was resigning from the Company’s Board of Directors. Mr. Ryba’s resignation will be effective August 1, 2015. Ms. Ryba indicated that she was resigning for personal reasons. Ms. Ryba’s resignation was not the result of any disagreement with the Company’s management or Board of Directors. Ms. Ryba is a member of the Nominating and Governance Committee. Effective as of August 1, 2015, Ms. Ryba will no longer be a member of the Board or any of its committees. Ms. Ryba is the President and Chief Executive Officer of El Camino Hospital, one of our member owners.

The Board of Directors is evaluating candidates to fill the vacancies created by the resignations of Mr. Dean and Ms. Ryba. Currently, the Board of Directors expects to fill the vacancies with persons employed by a U.S. hospital member, health system or group of hospitals participating in the Company’s group purchasing program.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Premier, Inc.

By:	/s/ Susan D. DeVore
	Name:	Susan D. DeVore
	Title:	Chief Executive Officer and President

Date: June 1, 2015